NorthWestern Energy Group, Inc. d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

NorthWestern Reports 2024 Financial Results

•2024 Diluted GAAP EPS of $3.65, compared to $3.22 in 2023.
•2024 Adjusted Diluted Non-GAAP EPS of $3.40, compared to $3.27 in 2023.
•Affirms 4% to 6% long-term EPS growth rate.
•Increases quarterly dividend by 1.5% - to $0.66 per share - payable March 31, 2025.
•Announces $2.7 billion 5-year capital plan, an 11% increase over prior plan.

BUTTE, MT / SIOUX FALLS, SD - February 12, 2025 - NorthWestern Energy Group, Inc. d/b/a NorthWestern Energy (Nasdaq: NWE) reported financial results for the year ended December 31, 2024. Net income for the period was $224.1 million, or $3.65 per diluted share, as compared with net income of $194.1 million, or $3.22 per diluted share, for the same period in 2023. NorthWestern's 2024 non-GAAP net income and earnings per share were $208.9 million and $3.40, respectively, compared to $197.3 million and $3.27 in 2023. See “Adjusted Non-GAAP Earnings” and “Non-GAAP Financial Measures” sections below for more information on these measures.

Full-year 2024 earnings were driven by the resolution of rate reviews in Montana and South Dakota, higher electric transmission revenues, and income tax benefits, partly offset by non-recoverable electric supply costs, a less favorable QF (qualifying facility) liability adjustment, mild weather, insurance costs, depreciation, and interest expense.

"We are pleased to report a year of strategic progress and strong execution in 2024, reinforcing our commitment to providing safe, reliable, and affordable energy to our customers. It has been a busy year for everyone at NorthWestern as we continue to focus on delivering essential services while making critical investments for the future,” said Brian Bird, President & Chief Executive Officer.

"A key priority this year was ensuring the long-term resilience of our system. We filed rate reviews across all jurisdictions to recover the necessary investments made to support our obligation to provide safe and reliable service to our customers. We substantially completed our 175MW Yellowstone County Generating Station which is already in service and benefiting customers by reducing reliance on volatile and costly power market purchases. Additionally, we announced plans to invest in several regional transmission projects, including the North Plains Connector project, and entered into an agreement to acquire incremental Colstrip ownership to further enhance reliability and provide capacity in Montana. These actions have opened the door to large-load customers like the two recently announced data centers that will ultimately encourage economic development in the state and help lower energy costs for everyone."

"Beyond reliability, we made excellent progress in enhancing system safety and sustainability. The release of our Wildfire Mitigation Plan and Public Safety Power Shutoff plan reflects our proactive approach to protecting customers and the beautiful land we call home. Additionally, our planned acquisition of Energy West Montana’s and Cut Bank Gas’s natural gas assets and customers strengthens NorthWestern’s position in Montana, aligning with our long-term strategy. While we faced headwinds in 2024—including inflation, the delay in interim rates in Montana, and adverse weather—we remain confident in our path forward. I continue to be proud of our employees’ dedication and hard work in delivering safe, affordable, and reliable energy. Their efforts ensure we continue to serve our customers, support our communities, and create long-term value for our shareholders. As we look to 2025, we are well-positioned to build on this momentum and continue delivering a bright future," said Bird.

NorthWestern Reports 2024 Financial Results
February 12, 2025

FOURTH QUARTER FINANCIAL RESULTS

Net income for the three months ending December 31, 2024 was $80.6 million, or $1.31 per diluted share, as compared with net income of $83.1 million, or $1.37 per diluted share, for the same period in 2023. This decrease of $2.5 million in net income was primarily due to higher insurance costs, non-recoverable electric supply costs, mild weather, depreciation, and interest expense, partly offset by new rates in Montana and South Dakota, higher electric transmission revenues, and income tax benefits.

Adjusted diluted non-GAAP earnings per share for the quarter was $1.13 (or $0.18 lower than GAAP after adjusting to exclude the impact of an income tax benefit and unfavorably mild weather) as compared to $1.38 for the same period in 2023. See “Adjusted Non-GAAP Earnings” and “Non-GAAP Financial Measures” sections below for additional information on these measures, including a reconciliation of GAAP diluted earnings per share to Non-GAAP adjusted diluted earnings per share.

FINANCIAL OUTLOOK

Affirming Long-Term EPS Growth and Announcing Capital Plan

We are affirming our long-term (five-year) diluted earnings per share growth guidance of 4% to 6%, based on an updated 2024 adjusted diluted non-GAAP EPS baseline of $3.40.

Additionally, we are announcing a $2.7 billion capital investment plan for 2025-2029, which is expected to support rate base growth of 4% to 6% from an updated 2024 base year of approximately $5.4 billion.

We plan to fund this capital program through a combination of cash from operations and secured debt issuances. Any incremental investments in generation, transmission, or other strategic growth opportunities may require equity financing.

Dividend Declared

NorthWestern Energy Group’s Board of Directors has declared a quarterly common stock dividend of $0.66 per share, representing a 1.5% increase over the previous quarter’s dividend. The dividend is payable on March 31, 2025, to shareholders of record as of March 14, 2025.

Looking ahead, we remain committed to maintaining a dividend payout ratio within our targeted range of 60-70% over the long term.

Additional information regarding this release can be found in the earnings presentation at
https://www.northwesternenergy.com/investors/earnings.

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NorthWestern Reports 2024 Financial Results
February 12, 2025

COMPANY UPDATES

Regulatory Update

Rate reviews are necessary to recover the cost of providing safe, reliable service, while contributing to earnings growth and achieving our financial objectives. We regularly review the need for electric and natural gas rate adjustments in each state in which we provide service. Our ongoing rate review activity includes the following:

Montana Rate Review - In July 2024, we filed a Montana electric and natural gas rate review (2023 test year) with the Montana Public Service Commission (MPSC). The filing requests a base rate annual revenue increase of $156.5 million ($69.4 million net with Property Tax and Power Cost and Credit Recovery Mechanism (PCCAM) tracker adjustments) for electric and $28.6 million for natural gas. Our request is based on a return on equity of 10.80 percent with a capital structure including 46.81 percent equity, and forecasted 2024 electric and natural gas rate base of $3.45 billion and $731.9 million, respectively. The electric rate base investment includes the 175-megawatt natural gas-fired Yellowstone County Generating Station, which was placed in service in October 2024.

In November 2024, the MPSC partially approved our requested interim rates, which are subject to refund, increasing electric and natural gas base rates by $18.4 million and $17.4 million, respectively, and decreasing our PCCAM base costs by $88.0 million, effective December 1, 2024.

In January 2025, intervenor testimony was filed and we anticipate filing our rebuttal testimony in March 2025. Based on the procedural schedule developed by the MPSC, a hearing on our rate review request is scheduled to commence on April 22, 2025. If a final order is not received by May 23, 2025, which is 270 days from acceptance of our filing, we intend to implement our requested rates as permitted by the MPSC regulations, which will be subject to refund until a final order is received.

South Dakota Natural Gas Rate Review - In June 2024, we filed a natural gas rate review (2023 test year) with the South Dakota Public Utilities Commission (SDPUC) for an annual increase to natural gas rates totaling approximately $6.0 million. Our request was based on a rate of return of 7.75 percent and rate base of $95.6 million. In December 2024, the SDPUC issued a final order approving the settlement agreement between NorthWestern and SDPUC Staff for an annual increase in base rates of approximately $4.6 million and an authorized rate of return of 6.91 percent. The approved settlement is based on a rate base of $96.2 million. Final rates were effective December 19, 2024.

Nebraska Natural Gas Rate Review - In June 2024, we filed a natural gas rate review (2023 test year) with the Nebraska Public Service Commission (NPSC). The filing requests a base rate annual revenue increase of $3.6 million. Our request is based on a return on equity of 10.70 percent, a capital structure including 53.13 percent equity, and rate base of $47.4 million. Interim rates, which increased base natural gas rates $2.3 million, were implemented on October 1, 2024. Interim rates will remain in effect on a refundable basis until the NPSC issues a final order.

Electric Resource Planning - Montana

Yellowstone County 175 MW plant - Construction of the generation facility was substantially completed and the plant placed in service in October 2024. As of December 31, 2024, we have incurred $305.5 million of generation plant costs and $12.1 million of non-generation plant costs related to Yellowstone County Generating Station (YCGS). The lawsuit challenging the YCGS air quality permit, which required us to suspend construction activities for a period of time, as well as additional related legal and construction challenges, delayed the project timing and increased costs. On January 3, 2025, the Montana Supreme Court ordered that the YCGS air quality permit be reinstated.

Acquisition of Colstrip Interests - As previously disclosed, in January 2023 and in July 2024, we entered into definitive agreements, the first with Avista Corporation (Avista) and the second with Puget Sound Energy

NorthWestern Reports 2024 Financial Results
February 12, 2025

(Puget), to acquire their respective interests in Colstrip Units 3 & 4 for $0. In particular, we agreed to acquire a 15% (222 megawatts) interest from Avista and a 25% (370 megawatts) interest from Puget. These agreements are substantially similar and are both scheduled to close December 31, 2025, subject to the satisfaction of customary closing conditions and approvals contained within the agreements. Under the terms of the agreements, we will be responsible for operating costs starting on January 1, 2026; while Puget and Avista will remain responsible for their respective pre-closing share of environmental and pension liabilities attributed to events or conditions existing prior to the closing of the transaction and for any future decommission and demolition costs associated with the existing facilities that comprise their interests.

Acquisition of Avista and Puget's interests would result in our ownership of 55 percent of the facility with the ability to guide operating and maintenance investments. This would provide capacity to help us meet our obligation to provide reliable and cost effective power to our customers in Montana, while allowing opportunity for us to identify and plan for newer lower or no-carbon technologies in the future.

Environmental Protection Agency (EPA) Rules

In April 2024, the EPA released Greenhouse Gas (GHG) Rules for existing coal-fired facilities and new coal and natural gas-fired facilities as well as Mercury and Air Toxics Standards (MATS) Rules. Compliance with the rules will require expensive upgrades at Colstrip Units 3 and 4 with proposed compliance dates that may not be achievable and / or require technology that is unproven, resulting in significant impacts to costs of the facilities. The final MATS and GHG Rules require compliance as early as 2027 and 2032, respectively. However, the Trump Administration is evaluating energy related regulations impacting reliability and affordability which may impact the EPA rules.

Acquisition of Energy West Montana Assets

In July 2024, we entered into an Asset Purchase Agreement with Hope Utilities to acquire its Energy West natural gas utility distribution system and operations serving approximately 33,000 customers located near Great Falls, Cut Bank, and West Yellowstone, Montana for approximately $39.0 million, subject to certain working capital and other agreed upon closing adjustments. The transaction is subject to a number of customary closing conditions, including MPSC approval, and we expect the acquisition to be completed in the first half of 2025.

Regional Transmission Development Activities

In August 2024, the U.S. Department of Energy awarded a $700.0 million grant through the Grid Resilience and Innovation Partnership (GRIP) program to advance the North Plains Connector (NPC) Consortium project. The 415-mile, high-voltage direct-current transmission line is intended to connect Montana's Colstrip substation, of which we are the operator and a joint owner, to central North Dakota, bridging the eastern and western U.S. energy grids. The NPC Consortium includes potential upgrades to our jointly owned Colstrip Transmission System and $70.0 million of the award is earmarked for the Colstrip Transmission System Upgrade. The NPC project, estimated to be a $3.6 billion investment, aims to enhance grid reliability, support renewable energy integration, and provide additional capacity across multiple states. We collaborated with Grid United, the Montana Department of Commerce, and other regional utilities on the successful GRIP grant application.

In addition to the Colstrip Transmission System Upgrade, in December 2024, we signed a nonbinding memorandum of understanding (MOU) with North Plains Connector LLC, a wholly owned subsidiary of Grid United, to own 10 percent (300 megawatts) of the NPC Consortium project. The project is entering the permitting phase and initiating regulatory filings with approvals targeted in 2026. Construction is expected to commence in 2028, with the project expected to be operational by 2032. Under the terms of the MOU, Grid United will continue to fund the development of the NPC and we will invest when the regulatory approvals and permits are in place. The project is a critical infrastructure investment that aligns with our commitment to providing reliable and affordable energy to our customers while also supporting broader grid resilience efforts in the region.

NorthWestern Reports 2024 Financial Results
February 12, 2025

President Trump issued an Executive Order on January 20, 2025, "Unleashing American Energy," directing all federal executive agency heads to review all agency actions implicating energy reliability and affordability or potentially burdening the development of domestic energy resources. This Executive Order has delayed, for up to 90 days, the disbursement of the funds granted by the U.S. Department of Energy for the NPC Consortium project.

We have also entered into a nonbinding letter of intent with Grid United to continue transmission development to further enhance the grid through the southwest corridor of Montana. Development to expand the southwest corridor of Montana through grid build out would represent a significant step in enhancing connectivity between Montana and the broader Western energy market - bolstering grid reliability, allowing for critical import capability, and enabling customers to access and benefit from emerging energy markets in the West.

Montana Data Centers

In December 2024, we announced two separate nonbinding letters of intent to provide electric supply services for data centers being developed in Montana. The combined energy service requirement is expected to be 75 megawatts beginning in early 2026 with growth of up to 400 megawatts or more by 2030. Our strategic acquisition of additional interest in Colstrip Units 3 & 4 beginning in 2026, the construction of the YCGS, and our balanced energy portfolio have enabled us to serve new large energy supply customers while continuing to provide our current customers with affordable and reliable energy.

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NorthWestern Reports 2024 Financial Results
February 12, 2025

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
(in millions, except per share amounts)	2024	2023
Revenues
Electric	$1,200.7	$1,068.8
Gas	313.2	353.3
Total Revenues	1,513.9	1,422.1
Operating Expenses
Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	433.8	420.2
Operating and maintenance	227.8	220.5
Administrative and general	137.4	117.3
Property and other taxes	163.9	153.1
Depreciation and depletion	227.6	210.5
Total Operating Expenses	1,190.6	1,121.7
Operating Income	323.3	300.5
Interest Expense, net	(131.7)	(114.6)
Other Income, net	23.0	15.8
Income Before Income Taxes	214.7	201.6
Income Tax Benefit (Expense)	9.4	(7.5)
Net Income	224.1	194.1
Basic Shares Outstanding	61.3	60.3
Earnings per Share - Basic	$3.66	$3.22
Diluted Shares Outstanding	61.4	60.4
Earnings per Share - Diluted	$3.65	$3.22

Dividends Declared per Common Share	$2.60	$2.56
Note: Subtotal variances may exist due to rounding.

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NorthWestern Reports 2024 Financial Results
February 12, 2025

RECONCILIATION OF PRIMARY CHANGES

	Year Ended December 31, 2024 vs. 2023
	Pre-tax Income	Inc. Tax Benefit (Expense)(3)	Net Income	Diluted Earnings Per Share
	(in millions)
December 31, 2023	$201.6	$(7.5)	$194.1	$3.22
Variance in revenue and fuel, purchased supply, and direct transmission expense(1) items impacting net income:
Base rates	62.4	(15.8)	46.6	$0.77
Electric transmission revenue	18.6	(4.7)	13.9	$0.23
Montana interim rates (subject to refund)	4.8	(1.2)	3.6	$0.06
Montana natural gas transportation	2.3	(0.6)	1.7	$0.03
Montana property tax tracker collections	1.1	(0.3)	0.8	$0.01
Production tax credits, offset within income tax benefit (expense)	0.2	(0.2)	—	$—
Non-recoverable Montana electric supply costs	(7.9)	2.0	(5.9)	$(0.10)
QF liability adjustment	(4.2)	1.1	(3.1)	$(0.05)
Natural gas retail volumes	(4.0)	1.0	(3.0)	$(0.05)
Electric retail volumes	(0.9)	0.2	(0.7)	$(0.01)
Other	(3.2)	0.8	(2.4)	$(0.04)
				$—
Variance in expense items(2) impacting net income:				$—
Operating, maintenance, and administrative	(19.4)	4.9	(14.5)	$(0.24)
Depreciation	(17.1)	4.3	(12.8)	$(0.21)
Interest expense	(17.1)	4.3	(12.8)	$(0.21)
Property and other taxes not recoverable within trackers	(4.4)	1.1	(3.3)	$(0.06)
Release of unrecognized tax benefits (inclusive of related interest previously accrued)	—	17.8	17.8	$0.29
Gas repairs safe harbor method change	—	7.0	7.0	$0.12
Other	1.9	(4.8)	(2.9)	$(0.05)
Dilution from higher share count				$(0.06)
December 31, 2024	$214.7	$9.4	$224.1	$3.65
Change in Net Income			$30.0	$0.43
(1) Exclusive of depreciation and depletion shown separately below
(2) Excluding fuel, purchased supply, and direct transmission expense
(3) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.
Note: Subtotal variances may exist due to rounding.

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NorthWestern Reports 2024 Financial Results
February 12, 2025

EXPLANATION OF CONSOLIDATED RESULTS

Year Ended December 31, 2024 Compared with Year Ended December 31, 2023

Consolidated gross margin in 2024 was $460.8 million as compared with $416.3 million in 2023, an increase of $44.5 million or 10.7 percent. This increase was primarily due to new base rates in Montana and South Dakota, electric transmission revenue, Montana interim rates, subject to refund, and Montana property tax tracker collections. These were offset in part by non-recoverable Montana electric supply costs, a less favorable QF liability adjustment, electric and natural gas retail volumes, and depreciation.

	Year Ended December 31,
(in millions)	2024	2023
Reconciliation of gross margin to utility margin:
Operating Revenues	$1,513.9	$1,422.1
Less: Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	433.8	420.2
Less: Operating and maintenance	227.8	220.5
Less: Property and other taxes	163.9	154.6
Less: Depreciation and depletion	227.6	210.5
Gross Margin	460.8	416.3
Operating and maintenance	227.8	220.5
Property and other taxes	163.9	154.6
Depreciation and depletion	227.6	210.5
Utility Margin(1)	$1,080.1	$1,001.9
(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

	Year Ended December 31,
(in millions)	2024	2023	Change	% Change

Utility Margin
Electric	$871.1	$806.1	$65.0	8.1%
Natural Gas	209.0	195.8	13.2	6.7
Total Utility Margin(1)	$1,080.1	$1,001.9	$78.2	7.8%
(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

Consolidated utility margin in 2024 was $1,080.1 million as compared with $1,001.9 million in 2023, an increase of $78.2 million, or 7.8 percent.

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NorthWestern Reports 2024 Financial Results
February 12, 2025

Primary components of the change in utility margin include the following:

(in millions)	Utility Margin 2024 vs. 2023
Utility Margin Items Impacting Net Income
Base rates	$62.4
Electric transmission revenue due to market conditions and rates	18.6
Montana interim rates (subject to refund)	4.8
Montana natural gas transportation	2.3
Montana property tax tracker collections	1.1
Non-recoverable Montana electric supply costs	(7.9)
QF liability adjustment	(4.2)
Natural gas retail volumes	(4.0)
Electric retail volumes	(0.9)
Other	(3.0)
Change in Utility Margin Impacting Net Income	69.2

Utility Margin Items Offset Within Net Income
Property and other taxes recovered in revenue, offset in property and other taxes	6.4
Operating expenses recovered in revenue, offset in operating and maintenance expense	2.4
Production tax credits, offset in income tax expense	0.2
Change in Items Offset Within Net Income	9.0
Increase in Consolidated Utility Margin(1)	$78.2
(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

Lower electric residential and commercial retail volumes were driven by unfavorable weather in South Dakota impacting residential demand and lower commercial demand in all jurisdictions as compared to the prior year, partly offset by higher industrial demand and customer growth. Lower natural gas retail volumes were driven by unfavorable weather in all jurisdictions partly offset by customer growth.

Under the PCCAM, net supply costs higher or lower than the PCCAM base rate (PCCAM Base) (excluding QF costs) are allocated 90 percent to Montana customers and 10 percent to shareholders. For the twelve months ended December 31, 2024, we under-collected supply costs of $8.0 million resulting in an increase to our under collection of costs, and recorded a decrease in pre-tax earnings of $0.9 million (10 percent of the PCCAM Base cost variance). For the twelve months ended December 31, 2023, we over collected supply costs of $32.9 million resulting in a reduction to our under collection of costs, and recorded an increase in pre-tax earnings of $7.0 million, which was inclusive of a $3.2 million increase in pre-tax earnings related to the retroactive application of higher PCCAM Base rates to July 1, 2022.

The less favorable adjustment to our electric QF liability (unrecoverable costs associated with contracts covered by the Public Utility Regulatory Policies Act of 1978 (PURPA) as part of a 2002 stipulation with the MPSC and other parties) reflects a $0.8 million gain in 2024, as compared with a $5.0 million gain for the same period in 2023, due to a favorable adjustment in the prior year, decreasing the QF liability by $4.2 million, reflecting annual actual contract price escalation for the 2023-2024 contract year, which was less than previously estimated. The 2023-2024 contract year was the last year of the contract that contains variable pricing terms.

NorthWestern Reports 2024 Financial Results
February 12, 2025

(in millions)	Year Ended December 31,
	2024	2023	Change	% Change

Operating Expenses (excluding fuel, purchased supply and direct transmission expense)
Operating and maintenance	$227.8	$220.5	$7.3	3.3%
Administrative and general	137.4	117.3	20.1	17.1
Property and other taxes	163.9	153.1	10.8	7.1
Depreciation and depletion	227.6	210.5	17.1	8.1
Total Operating Expenses (excluding fuel, purchased supply and direct transmission expense)	$756.7	$701.4	$55.3	7.9%

Consolidated operating expenses, excluding fuel, purchased supply and direct transmission expense, were $756.7 million in 2024, as compared with $701.4 million in 2023. Primary components of the change include the following:

(in millions)	Operating Expenses
2024 vs. 2023
Operating Expenses (excluding fuel, purchased supply and direct transmission expense) Impacting Net Income
Depreciation expense due to plant additions and higher depreciation rates	$17.1
Labor and benefits(1)	7.9
Insurance expense, primarily due to increased wildfire risk premiums	7.7
Property and other taxes not recoverable within trackers	4.4
Litigation outcome (Pacific Northwest Solar)	2.4
Electric generation maintenance	2.0
Non-cash impairment of alternative energy storage investment	1.7
Technology implementation and maintenance	1.5
Uncollectible accounts	(1.4)
Other	(2.3)
Change in Items Impacting Net Income	41.0

Operating Expenses Offset Within Net Income
Property and other taxes recovered in trackers, offset in revenue	6.4
Pension and other postretirement benefits, offset in other income(1)	4.8
Operating and maintenance expenses recovered in trackers, offset in revenue	2.4
Deferred compensation, offset in other income	0.7
Change in Items Offset Within Net Income	14.3
Increase in Operating Expenses (excluding fuel, purchased supply and direct transmission expense)	$55.3
(1) In order to present the total change in labor and benefits, we have included the change in the non-service cost component of our pension and other postretirement benefits, which is recorded within other income on our Condensed Consolidated Statements of Income. This change is offset within this table as it does not affect our operating expenses.

Consolidated operating income in 2024 was $323.3 million as compared with $300.5 million in 2023. This increase was primarily due to new base rates in Montana and South Dakota, electric transmission revenue, Montana interim rates, subject to refund, and Montana property tax tracker collections. These were offset in part by non-recoverable Montana electric supply costs, a less favorable QF liability adjustment, electric and natural gas retail volumes, depreciation, operating, and administrative and general costs.

NorthWestern Reports 2024 Financial Results
February 12, 2025

Consolidated interest expense in 2024 was $131.7 million, as compared with $114.6 million in 2023. This increase was due to higher borrowings and interest rates, partly offset by higher capitalization of Allowance for Funds Used During Construction (AFUDC).

Consolidated other income in 2024 was $23.0 million, as compared with $15.8 million in 2023. This increase was primarily due to a $2.3 million reversal of a previously expensed Community Renewable Energy Project penalty due to a favorable legal ruling, higher capitalization of AFUDC, a decrease in the non-service cost component of pension expense, and an increase in the value of deferred shares held in trust for deferred compensation, offset in part by a $2.5 million non-cash impairment of an alternative energy storage equity investment.

Consolidated income tax benefit in 2024 was $9.4 million, as compared to an income tax expense of $7.5 million in 2023. Our effective tax rate for the twelve months ended December 31, 2024 was (4.4) percent as compared with 3.7 percent for the same period of 2023. Income tax benefit for the twelve months ended December 31, 2024, includes a $21.0 million benefit related to a reduction in our unrecognized tax benefits, inclusive of $4.1 million of previously accrued interest ($16.9 million net of interest). Additionally, during the twelve months ended December 31, 2024, we filed a tax accounting method change with the Internal Revenue Service consistent with the guidance for natural gas transmission and distribution property. This resulted in an income tax benefit of $7.0 million during 2024, related to repair costs that were previously capitalized for tax purposes in the 2022 and prior tax years. Income tax expense for the twelve months ended December 31, 2023, includes a one-time $3.2 million expense for the reduction of previously claimed alternative minimum tax credits as well as a $3.2 million benefit related to a reduction in our unrecognized tax benefits.

We currently estimate our effective tax rate will range between 13.0 percent to 17.0 percent in 2025. Based on the significant Net Operating Loss (NOL) income tax position we have, we anticipate paying minimal cash for income taxes into 2028.

The following table summarizes the differences between our effective tax rate and the federal statutory rate:

($ in millions)	Year Ended December 31,
	2024		2023
Income Before Income Taxes	$214.7		$201.6

Income tax calculated at federal statutory rate	45.1	21.0%	42.4	21.0%

Permanent or flow through adjustments:
State income taxes, net of federal provisions	0.4	0.2	0.6	0.3
Flow-through repairs deductions	(23.1)	(10.8)	(25.9)	(12.9)
Release of unrecognized tax benefits (2024 is inclusive of $4.1 million of related interest previously accrued)	(21.0)	(9.8)	(3.2)	(1.6)
Production tax credits	(11.1)	(5.2)	(10.3)	(5.1)
Gas repairs safe harbor method change	(7.0)	(3.3)	—	—
Amortization of excess deferred income taxes	(2.9)	(1.4)	(2.2)	(1.1)
Prior year permanent return to accrual adjustments	(0.4)	(0.2)	—	—
Plant and depreciation of flow through items	9.4	4.4	6.6	3.3
Unregulated Tax Cuts and Jobs Act excess deferred income taxes	—	—	(3.4)	(1.7)
Reduction to previously claimed alternative minimum tax credit	—	—	3.2	1.6
Other, net	1.2	0.7	(0.3)	(0.1)
	(54.5)	(25.4)	(34.9)	(17.3)

Income Tax (Benefit) Expense	$(9.4)	(4.4)%	$7.5	3.7%

NorthWestern Reports 2024 Financial Results
February 12, 2025

Our effective tax rate typically differs from the federal statutory tax rate primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

Consolidated net income in 2024 was $224.1 million as compared with $194.1 million in 2023, an increase of $30.0 million. This increase was primarily due to new base rates in Montana and South Dakota, electric transmission revenue, and income tax benefits from a change to the gas repairs safe harbor method and a reduction to our unrecognized tax benefits. These were offset in part by non-recoverable Montana electric supply costs, a less favorable QF liability adjustment, electric and natural gas retail volumes, depreciation, operating, administrative and general costs, and interest expense.

LIQUIDITY AND OTHER CONSIDERATIONS
Liquidity and Capital Resources

As of December 31, 2024, our total consolidated net liquidity was approximately $191.3 million, including $4.3 million of cash and $187.0 million of revolving credit facility availability with no letters of credit outstanding. This compares to total net liquidity one year ago at December 31, 2023 of $241.2 million.

Earnings Per Share

Basic earnings per share are computed by dividing earnings applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of common stock equivalent shares that could occur if unvested shares were to vest. Common stock equivalent shares are calculated using the treasury stock method, as applicable. The dilutive effect is computed by dividing earnings applicable to common stock by the weighted average number of common shares outstanding plus the effect of the outstanding unvested restricted stock and performance share awards. Average shares used in computing the basic and diluted earnings per share are as follows:

	December 31,
	2024	2023
Basic computation	61,293,052	60,321,481
Dilutive effect of
Performance and restricted share awards(1)	81,153	36,312
Forward equity sale(2)	—	—
Diluted computation	61,374,205	60,357,793
(1) Performance share awards are included in diluted weighted average number of shares outstanding based upon what would be issued if the end of the most recent reporting period was the end of the term of the award.
(2) Forward equity shares are included in diluted weighted average number of shares outstanding based upon what would be issued if the end of the most recent reporting period was the end of the term of the forward sale agreement.

Adjusted Non-GAAP Earnings

We reported GAAP earnings of $3.65 per diluted share for the year ended December 31, 2024 and $3.22 per diluted share for the same period in 2023. Adjusted Non-GAAP earnings per diluted share for the same periods are $3.40 and $3.27, respectively. A reconciliation of items factored into our Adjusted Non-GAAP diluted earnings are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

NorthWestern Reports 2024 Financial Results
February 12, 2025

(in millions, except per share amounts)
Actual

Nine Months Ended September 30, 2024				Q4 2024			Full Year 2024
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS(2)
2024 Reported GAAP	$155.0	$143.6	$2.34	$59.7	$80.6	$1.31	$214.7	$224.1	$3.65

Non-GAAP Adjustments:
Add Back Unfavorable Weather	2.3	1.7	0.03	8.3	6.2	0.10	10.6	7.9	0.13
Impairment of Alternative Energy Storage Investment	4.2	3.1	0.05	—	—	—	4.2	3.1	0.05
Community Renewable Energy Project Penalty (not tax deductible)	(2.3)	(2.3)	(0.04)	—	—	—	(2.3)	(2.3)	(0.04)
Natural Gas Repairs Safe Harbor Method Change	—	(7.0)	(0.11)	—	—	—	—	(7.0)	(0.11)
Release of Unrecognized Tax Benefit	—	—	—	—	(16.9)	(0.28)	—	(16.9)	(0.28)

2024 Non-GAAP	$159.2	$139.1	$2.27	$68.0	$69.9	$1.13	$227.2	$208.9	$3.40

Nine Months Ended September 30, 2023				Q4 2023			Full Year 2023
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS(2)
2023 Reported GAAP	$125.1	$111.0	$1.85	$76.6	$83.1	$1.37	$201.6	$194.1	$3.22

Non-GAAP Adjustments:
(Deduct) Favorable Weather / Add Back Unfavorable Weather	(0.9)	(0.7)	(0.01)	5.2	3.9	0.06	4.3	3.2	0.05
Add Back Reduction Related to Previously Claimed AMT Credit	—	3.2	0.05	—	—	—	—	3.2	0.05
Release of Unrecognized Tax Benefit	—	—	—	—	(3.2)	(0.05)	—	(3.2)	(0.05)

2023 Non-GAAP	$124.2	$113.5	$1.89	$81.8	$83.8	$1.38	$205.9	$197.3	$3.27

(1) Income tax rate on reconciling items assumes blended federal plus state effective tax rate of 25.3%.
(2) Due to changes in the quarterly diluted share count, full year EPS may be +/- $0.01 different than the sum of the quarters.

Company Hosting Earnings Webinar

NorthWestern will host an investor earnings webinar on Thursday, February 13, 2025, at 3:30 p.m. Eastern time to review its financial results for the year ending December 31, 2024. To register for the webinar, please visit www.northwesternenergy.com/earnings-registration. Please go to the site at least 15 minutes in advance of the webinar to register. An archived webinar will be available shortly after the event and remain active for one year.

NorthWestern Reports 2024 Financial Results
February 12, 2025

NorthWestern Energy - Delivering a Bright Future

NorthWestern Energy Group, doing business as NorthWestern Energy, provides essential energy infrastructure and valuable services that enrich lives and empower communities while serving as long-term partners to our customers and communities. We work to deliver safe, reliable, and innovative energy solutions that create value for customers, communities, employees, and investors. We do this by providing low-cost and reliable service performed by highly-adaptable and skilled employees. We provide electricity and / or natural gas to approximately 787,000 customers in Montana, South Dakota, Nebraska, and Yellowstone National Park. Our operations in Montana and Yellowstone National Park are conducted through our subsidiary, NW Corp, and our operations in South Dakota and Nebraska are conducted through our subsidiary, NWE Public Service. We have provided service in South Dakota and Nebraska since 1923 and in Montana since 2002.

Non-GAAP Financial Measures

This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Utility Margin, Adjusted Non-GAAP pretax income, Adjusted Non-GAAP net income and Adjusted Non-GAAP Diluted EPS that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Utility Margin as Operating Revenues less fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion) as presented in our Condensed Consolidated Statements of Income. This measure differs from the GAAP definition of Gross Margin due to the exclusion of Operating and maintenance, Property and other taxes, and Depreciation and depletion expenses, which are presented separately in our Condensed Consolidated Statements of Income. A reconciliation of Utility Margin to Gross Margin, the most directly comparable GAAP measure, is included in the press release above.

Management believes that Utility Margin provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In addition, Utility Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow for recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic, or other conditions), rates, and other factors impact our results of operations. Our Utility Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, Adjusted Non-GAAP net income and Adjusted Non-GAAP Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance. Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Adjusted Non-GAAP Earnings." Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and believe such statements are based on reasonable assumptions, including without

NorthWestern Reports 2024 Financial Results
February 12, 2025

limitation, management's examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that we will achieve our projections. Factors that may cause such differences include, but are not limited to:

•adverse determinations by regulators, such as adverse outcomes from the denial of interim rates or final rates not consistent with a reasonable ability to earn our allowed returns, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, and wildfire damages in excess of liability insurance coverage, could have a material effect on our liquidity, results of operations and financial condition;
•the impact of extraordinary external events and natural disasters, such as a wide-spread or global pandemic, geopolitical events, earthquake, flood, drought, lightning, weather, wind, and fire, could have a material effect on our liquidity, results of operations and financial condition;
•acts of terrorism, cybersecurity attacks, data security breaches, or other malicious acts that cause damage to our generation, transmission, or distribution facilities, information technology systems, or result in the release of confidential customer, employee, or Company information;
•supply chain constraints, recent high levels of inflation for product, services and labor costs, and their impact on capital expenditures, operating activities, and/or our ability to safely and reliably serve our customers;
•changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;
•unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase operating costs or may require additional capital expenditures or other increased operating costs; and
•adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2024 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                Media Contact:
Travis Meyer (605) 978-2967                Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com